Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Concert Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,389,561 (3)	$2.87	$3,988,041	0.0000927	$370
Total Offering Amounts							$370
Total Fee Offsets							$-
Net Fee Due							$370

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Market, on February 24, 2022, which is a date within five business days prior to the filing of this registration statement.

(3)
Represents 1,389,561 shares of common stock that were automatically added to the shares authorized for issuance under the 2014 Stock Incentive Plan (the “2014 Plan”) pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to the provision contained in the 2014 Plan, on January 1, 2022 and each January 1 through 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by the lowest of (a) 2,000,000 shares of our common stock, (b) 4% of the number of our outstanding shares on January 1 of each such fiscal year and (c) an amount determined by our board of directors.